Evan Wallach
Chairman
(650) 340-1888
Karen Rogge Joins AeroCentury Corp. Board of Directors

BURLINGAME, California, June 5, 2017 -- AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported that Karen Rogge has been appointed to its Board of Directors, effective immediately.

"As AeroCentury continues to invest for future growth, Karen's strategic business and financial acumen are excellent additions to our Board," said Evan Wallach, Chairman of the Board of Directors at AeroCentury.  "She brings a unique blend of financial and operations expertise to the boardroom, with experience in mergers and acquisitions, capital fundraising, and scaling business operations."

Ms. Rogge has executive financial and operations management experience with leading public technology companies including Hewlett Packard, Seagate Technology, and Extreme Networks, as well as private companies.  She is President of the RYN Group LLC, a management consulting business, providing CFO and strategic advisory services for public and private companies.  Previously, Ms. Rogge was CFO & Senior Vice President of Extreme Networks, a leading network solutions company.  Prior to that, she was Vice President of Corporate Finance, Treasurer, & Principal Accounting Officer at Seagate Technology. Earlier in her career, she held executive positions at Inktomi and Hewlett Packard.

"I am honored to join AeroCentury's Board of Directors and Audit Committee.  I look forward to working with the Board to best serve the interests of AeroCentury's shareholders," said Karen Rogge.

Ms. Rogge was most recently a Board member for Alliance Partners360, a private subsidiary of Medicines360, a pharmaceutical company, and a Supervisory (Audit) Committee Member for the Technology Credit Union. She holds an M.B.A degree from Santa Clara University, and a B.S. degree from California State University, Fresno.

AeroCentury is a global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

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